EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

METALLA ROYALTY & STREAMING LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Shares, without par value(1)	Rule 457(a)	1,508,750(2)	$5.52(3)	$8,328,300(3)	$0.0000927	$772.04
Equity	Common Shares, without par value(1)	Rule 457(a)	1,822,330(2)	$5.275(3)	$9,612,791(3)	$0.0000927	$891.11

Total Offering Amounts					$17,941,091		$1,663.15
Total Fees Previously Paid							$0.00
Total Fee Offsets(4)							$0.00
Net Fee Due							$1,663.15

(1) This registration statement covers, in addition to the number of common shares of Metalla Royalty & Streaming Ltd. (the "Company", the "Registrant", "we" , "us" or "our"), without par value (the "Common Shares"), stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), an additional indeterminate number of Common Shares that may be offered or issued as a result of one or more adjustments under the Share Compensation Plan (the "2022 Plan") to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2) Represents Common Shares available for future issuance under the 2022 Plan, of which 1,508,750 Common Shares are issuable pursuant to outstanding stock options anticipated to be governed by the 2022 Plan.

(3) Estimated in accordance with Rule 457(a) and (h) solely for the purpose of calculating the registration fee on the following basis: (i) for 1,508,750 Common Shares issuable pursuant to outstanding stock options anticipated to be governed by the 2022 Plan, the weighted average exercise price of CAD$7.14 per share, converted to US$5.52 based on the daily exchange rate reported by the Bank of Canada on June 21, 2022 of $1.00 = CAD$1.2929.and (ii) for the additional 1,822,330 Common Shares being registered, $5.275 per share, being the average of the high and low prices for the Registrant's Common Shares as reported on the NYSE American on June 21, 2022.

(4) The Registrant does not have any fee offsets.